UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

______________

Web2 Corp.
(Exact name of registrant as specified in its charter)

______________

Delaware	0-29462	13-412764
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

100 West Lucerne Circle Suite 600, Orlando, Florida 32801
(Address of Principal Executive Office) (Zip Code)

(407) 540-0452
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2007, Web2 Corp., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement with certain persons, including William A. Mobley, Jr., the Chairman of the Board and Chief Executive Officer of the Company, Andre L. Forde, the President and Chief Operating Officer of the Company, Marjorie A. Lieberman, the Secretary of the Company, Steven A. Horowitz and Nextelligence, Inc., a Delaware corporation which is affiliated with Mr. Mobley. Pursuant to the Stock Purchase Agreement, among other things, all of the indebtedness of the Company to the named persons, aggregating $3,114,101.87, was satisfied and cancelled by the issuance to such persons of an aggregate of 44,487,167 shares of common stock of the Company.

In addition, Mr. Horowitz granted to Messrs. Mobley and Forde a proxy to vote 17,030,985 shares of common stock of the Company for a period of three years on all matters brought before the shareholders of the Company.

Item 3.02. Unregistered Sales of Equity Securities.

On December 20, 2007, the Company issued the following numbers of shares of common stock to the following persons in satisfaction and cancellation of the following amounts of indebtedness of the Company to each such person:

(a) The Company issued 20,260,694 shares of common stock to William A. Mobley, Jr., the Chairman and Chief Executive Officer of the Company, in satisfaction and cancellation of indebtedness of the Company to him in the amount of $1,418,248.67.

(b) The Company issued 6,476,631 shares of common stock to Andre L. Forde, the President and Chief Operating Officer of the Company, in satisfaction and cancellation of indebtedness of the Company to him in the amount of $453,364.15.

(c) The Company issued 718,857 shares of common stock to Marjorie A. Lieberman, the Secretary of the Company, in satisfaction and cancellation of indebtedness of the Company to her in the amount of $50,320.00.

(d) The Company issued 17,030,985 shares of common stock to Steven A. Horowitz in satisfaction and cancellation of indebtedness of the Company to him in the amount of $1,192,169.05.

(e) The Company issued 4,751,358 shares of common stock to Nextelligence, Inc., an affiliate of Mr. Mobley, in satisfaction and cancellation of indebtedness of the Company to it in the amount of $332,595.07.

All of the shares of common stock of the Company were issued pursuant to Section 4(2) of the Securities Act of 1933 based upon the limited number of offerees, their relationship to the Company, their status as accredited investors, the manner of the offering and the access or information provided to each such person so as to permit him, her or it adequate information about the Company so as to be able to make an informed investment decision. Each of the certificates representing shares of common stock of the Company contains a legend restricting transferability under the Securities Act of 1933.

Item 5.01. Changes in Control of the Registrant.

On December 20, 2007, pursuant to a Stock Purchase Agreement, among other things, William A. Mobley, Jr., the Chairman of the Board and Chief Executive Officer of the Company:

(a) directly acquired 20,260,694 shares of common stock of the Company in satisfaction and cancellation of indebtedness of the Company to him in the amount of $1,418,248.67;

(b) indirectly acquired 4,751,358 shares of common stock of the Company through his affiliate, Nextelligence, Inc., in satisfaction and cancellation of indebtedness of the Company to Nextelligence, Inc. in the amount of $332,595.07; and

(c) acquired the right to vote 17,030,985 shares of common stock of the Company for a period of three years on all matters brought before the shareholders of the Company pursuant to a proxy granted to Mr. Forde and him by Mr. Horowitz.

As a result of the foregoing, Mr. Mobley has the power to vote an aggregate of 47,256,991 shares of common stock of the Company, constituting approximately 55% of the number of issued and outstanding shares of common stock of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit

10.1	Stock Purchase Agreement dated December 19, 2007

10.2	Proxy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Web2 Corp

By:	/s/ William A. Mobley, Jr.
William A. Mobley Chief Executive Officer

Date: December 21, 2007